Exhibit 99.1



                                  PRESS RELEASE



Contact Information:       Jeff Nodland, Manager of Legal and Regulatory Affairs
                           814-260-3884



                   ADELPHIA BUSINESS SOLUTIONS, INC. COMMENCES
             VOLUNTARY CASE UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

              $135 Million Debtor-In-Possession Financing Expected

                        Coudersport, PA - March 27, 2002

Adelphia Business Solutions, Inc. ("ABS") (Nasdaq: ABIZ) announced today that ABS and certain of its wholly-owned subsidiaries have commenced voluntary cases under chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York.

ABS also announced that it has reached an agreement with Adelphia Communications Corporation and a Rigas family affiliate to provide debtor-in-possession (DIP) financing in the aggregate principal amount of up to $135 million. This DIP financing will provide an immediate source of funds to ABS, enabling it to satisfy the customary obligations associated with the daily operation of its business, including the timely payment of new inventory shipments, employee wages and other obligations. The DIP financing is subject to approval of the Bankruptcy Court.

ABS is engaged in advanced negotiations with the holders of its 12-1/4% Senior Secured Notes due 2004 regarding the treatment of their claims. Any resolution of these negotiations will also be subject to approval of the Bankruptcy Court.

In commencing these chapter 11 cases, ABS concluded that a financial restructuring, which could best be achieved through the chapter 11 process, was the most viable alternative for resolving its financial difficulties, given its capital requirements and debt service obligations. ABS voluntarily commenced these cases as a result of the virtual shutdown of the telecommunications capital markets and the decline in the telecommunications industry generally.

Adelphia Business Solutions, Inc. provides integrated communications services to business customers through its fiber optic communications network.

Forward-looking statements. This press release contains statements that are forward-looking within the meaning of the U.S. securities laws. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and that actual results could differ materially as a result of known and unknown risks and uncertainties, including: various regulatory issues, the outcome of the Chapter 11 process, the outcome of the discussions referred to above, general economic conditions, future trends, and other risks, uncertainties and factors disclosed in ABS' most recent reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.